Exhibit 99.1

26 CAPITAL RESPONDS TO PURPORTED TERMINATION OF MERGER AGREEMENT BY TIGER RESORTS ASIA

MIAMI, July 5, 2023 – 26 Capital Acquisition Corp. ("26 Capital") (NASDAQ: ADER) confirms that on June 30, 2023, it received a purported notice of termination of the Agreement and Plan of Merger and Share Acquisition, dated as of October 15, 2021, from Tiger Resorts Asia Ltd (“Tiger Resorts”). 26 Capital believes that the termination notice is baseless. 26 Capital believes that Tiger Resorts and its affiliates have engaged in repeated contractual breaches to avoid closing, which is the subject of a pending Delaware litigation going to trial on July 10, 2023. 26 Capital refers to the public docket for the litigation for background on the Tiger Resorts allegations, which 26 Capital believes are meritless. 26 Capital is eager to commence trial on July 10, 2023 and remains fully committed to closing the transaction and improving the merged company’s corporate governance.

About 26 Capital Acquisition Corp.

26 Capital Acquisition Corp. (NASDAQ: ADER) is a Nasdaq-listed blank check company formed for the purpose of creating stockholder value by identifying an acquisition target with significant growth opportunities that the 26 Capital team can enhance by utilizing its experience and track record of creating and unlocking value, with particular focus in gaming, gaming technology, lodging, and entertainment. 26 Capital is led by Jason Ader of SpringOwl Asset Management. Mr. Ader has over 26 years of experience as an institutional investor, asset manager, and research analyst, with particular expertise in the gaming and hospitality industries. SpringOwl Asset Management has raised more than $1 billion in capital since it was founded in 2013.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements that involve risks and uncertainties, including statements regarding the business combination transaction, including related to the closing of the transaction. If any of these risks or uncertainties materialize, or if any of 26 Capital's assumptions prove incorrect, 26 Capital’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the business combination transaction are not satisfied, including the risk that required approvals from 26 Capital's stockholders for the transaction are not obtained; potential litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction; the ability of each party to consummate the transaction; and other risks and uncertainties detailed in the periodic reports that 26 Capital and the UEC Parties file with the SEC. All forward-looking statements in this communication are based on information available to 26 Capital as of the date of this communication, and 26 Capital does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.